INVESTMENT ADVISORY AGREEMENT


            AGREEMENT made as of the 1st day of August, 1997, between MUTUAL FINANCIAL SERVICES FUND, a series (composed of one or more classes) of FRANKLIN MUTUAL SERIES FUND INC., a corporation organized under the laws of the State of Maryland (hereinafter referred to as the "Fund"), and Franklin Mutual Advisers, Inc. (hereinafter referred to as the "Investment Adviser").

            In consideration of the mutual agreements herein made, the Fund and the Investment Adviser understand and agree as follows:

            (1) The Investment Adviser agrees, during the life of this Agreement, to manage the investment and reinvestment of the Fund's assets consistent with the provisions of the Fund's Charter, By-Laws and the investment policies adopted and approved by the Fund's Board of Directors and shareholders pursuant to the Investment Company Act of 1940 (the "1940 Act"). In pursuance of the foregoing, the Investment Adviser shall have sole and exclusive discretion in all determinations with respect to the purchasing and selling of securities and other assets for the Fund and in voting and exercising all other rights appertaining to such securities and other assets on behalf of the Fund, and shall take all such steps as may be necessary to implement those determinations.

            (2) The Investment Adviser is not required to furnish any personnel, overhead items or facilities for the Fund, including trading desk facilities or daily pricing of the Fund's portfolio, but personnel employed by the Investment Adviser may act as officers and/or directors.

            (3) The Investment Adviser shall be responsible for selecting members of securities exchanges, brokers and dealers (such members, brokers and dealers being hereinafter referred to as "brokers") for the execution of the Fund's portfolio transactions consistent with the Fund's brokerage policy and, when applicable, the negotiation of commissions in connection therewith. All decisions and placements shall be made in accordance with the following principles:

                  (A) Purchase and sale orders will usually be placed with
            brokers which are selected by the Investment Adviser as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. The determination of what may constitute best execution and price in the execution of a securities transaction by a broker involves a number of considerations, including, without limitation, the overall direct net economic result to the Fund (involving both price paid or received and any commissions and other costs paid), the efficiency with which the transaction is executed, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future, and the financial strength and stability of the broker. Such considerations are judgmental and are weighed by the Investment Adviser in determining the overall reasonableness of brokerage commissions.

                  (B) In selecting brokers for portfolio transactions, the
            Investment Adviser shall take into account its past experience as to brokers qualified to achieve "best execution", including brokers who specialize in any foreign securities held by the Fund.

                  (C) The Investment Adviser is authorized to allocate brokerage business to brokers who have provided brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934 (the "1934 Act") for the Fund and/or other accounts, if any, for which the Investment Adviser exercises investment discretion (as defined in Section 3(a)(35) of the 1934
            Act) and, as to transactions for which fixed minimum commission rates are not applicable, to cause the Fund to pay a commission for effecting a securities transaction in excess of the amount another broker would have charged for effecting that transaction, if the Investment Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker, viewed in terms of either that particular transaction or the Investment Adviser's overall responsibilities with respect to the Fund and the other accounts, if any, as to which it exercises investment discretion. In reaching such determination, the Investment Adviser will not be required to place or attempt to place a specific dollar value on the research or execution services of a broker or on the portion of any commission reflecting either of said services. In demonstrating that such determinations were made in good faith, the Investment Adviser shall be prepared to show that all commissions were allocated and paid for purposes contemplated by the Fund's brokerage policy; that the research services provide lawful and appropriate assistance to the Investment Adviser in the performance of its investment decision-making responsibilities, and that the commissions were within a reasonable range. Whether commissions were within a reasonable range shall be based on any available information as to the level of commissions known to be charged by other brokers on comparable transactions, but there shall be taken into account the Fund's policies that (i) obtaining a low commission is deemed secondary to obtaining a favorable securities price, since it is recognized that usually it is more beneficial to the Fund to obtain a favorable price than to pay the lowest commission; and (ii) the quality, comprehensiveness, and frequency of research studies which are provided for the Investment Adviser are useful to the Investment Adviser in performing its advisory services under its Agreement. Research services provided by brokers to the Investment Adviser are considered to be in addition to, and not in lieu of, services required to be performed by the Investment Adviser under this Agreement. Research furnished by brokers through which the Fund effects securities transactions may be used by the Investment Adviser for any of its accounts, and not all such research may be used by the Investment Adviser for the Fund. When execution of portfolio transactions is allocated to brokers trading on exchanges with fixed brokerage commission rates, account may be taken of various services provided by the broker.

                  (D) Purchases and sales of portfolio securities within the
            United States other than on a securities exchange shall be executed with primary market makers acting as principal, except where, in the judgment of the Investment Adviser, better prices and execution may be obtained on a commission basis or from other sources.

                  (E) Sales of Fund Shares (which shall be deemed to include also Shares of other registered investment companies which have either the same adviser or an investment adviser affiliated with the Fund's Investment Adviser) by a broker are one factor among others to be taken into account in deciding to allocate portfolio transactions (including agency transactions, principal transactions, purchases in underwritings or tenders in response to tender offers) for the account of the Fund to that broker; provided that the broker shall furnish "best execution," as defined in subparagraph A above, and that such allocation shall be within the scope of the Fund's policies as stated above; provided further, that in every allocation made to a broker in which the sale of Fund Shares is taken into account, there shall be no increase in the amount of the commissions or other compensation paid to such broker beyond a reasonable commission or other compensation determined, as set forth in subparagraph C above, on the basis of best execution alone or best execution plus research services, without taking account of or placing any value upon such sale of Fund's Shares.

            (4) The Fund agrees to pay to the Investment Adviser as compensation for such services a fee for its services based upon a percentage of the Fund's average daily net assets, payable at the end of each calendar month. This fee shall be calculated daily at the following annual rate: .80% for Mutual Financial Services Fund.

            Notwithstanding the foregoing, if the total expenses of the Fund (including the fee to the Investment Adviser) in any fiscal year of the Fund exceed any expense limitation imposed by applicable State law, the Investment Adviser shall reimburse the Fund for such excess in the manner and to the extent required by applicable State law. The term "total expenses," as used in this paragraph, does not include interest, taxes, litigation expenses, distribution expenses, brokerage commissions or other costs of acquiring or disposing of any of the Fund's portfolio securities or any costs or expenses incurred or arising other than in the ordinary and necessary course of the Fund's business. When the accrued amount of such expenses exceeds this limit, the monthly payment of the Investment Adviser's fee will be reduced by the amount of such excess, subject to adjustment month by month during the balance of the Fund's fiscal year if accrued expenses thereafter fall below the limit.

            The Investment Adviser may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in the purchase price of its services. The Investment Adviser shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee or any limitation of the Fund's expenses, as if such waiver or limitation were fully set forth herein.

            (5) This Agreement shall become effective on August 1, 1997 and shall continue in effect through June 30, 1999. If not sooner terminated, this Agreement shall continue in effect for successive periods of 12 months each thereafter, provided that each such continuance shall be specifically approved annually by the vote of a majority of the Fund's Board of Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval and either the vote of (a) a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, or (b) a majority of the Fund's Board of Directors as a whole.

            (6) Notwithstanding the foregoing, this Agreement may be terminated by either party at any time, without the payment of any penalty, on sixty (60) days' written notice to the other party, provided that termination by the Fund is approved by vote of a majority of the Fund's Board of Directors in office at the time or by vote of a majority of the outstanding voting securities of the Fund (as defined by the 1940 Act).

            (7) This Agreement will terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

            (8) In the event this Agreement is terminated and the Investment Adviser no longer acts as Investment Adviser to the Fund, the Investment Adviser reserves the right to withdraw from the Fund the use of the name "Franklin", "Templeton" or any name misleadingly implying a continuing relationship between the Fund and the Investment Adviser or any of its affiliates.

            (9) Except as may otherwise be provided by the 1940 Act, neither the Investment Adviser nor its officers, directors, employees or agents shall be subject to any liability for any error of judgment, mistake of law, or any loss arising out of any investment or other act or omission in the performance by the Investment Adviser of its duties under the Agreement or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund's assets, or from acts or omissions of custodians, or securities depositories, or from any war or political act of any foreign government to which such assets might be exposed, or for failure, on the part of the custodian or otherwise, timely to collect payments, except for any liability, loss or damage resulting from willful misfeasance, bad faith or gross negligence on the Investment Adviser's part or by reason of reckless disregard of the Investment Adviser's duties under this Agreement. It is hereby understood and acknowledged by the Fund that the value of the investments made for the Fund may increase as well as decrease and are not guaranteed by the Investment Adviser. It is further understood and acknowledged by the Fund that investment decisions made on behalf of the Fund by the Investment Adviser are subject to a variety of factors which may affect the values and income generated by the Fund's portfolio securities, including general economic conditions, market factors and currency exchange rates, and that investment decisions made by the Investment Adviser will not always be profitable or prove to have been correct.


     (10) a. The Fund hereby agrees to indemnify the Investment Adviser and each of the Investment Adviser's directors, officers, employees, and agents (including any individual who serves at the Investment Adviser's request as director, officer, partner, trustee or the like of another corporation) (each such person being an "Indemnitee") against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable corporate law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which he may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while acting in any capacity set forth above in this Section 10 or thereafter by reason of his having acted in any such capacity, except with respect to any matter as to which he shall have been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as he had no reasonable cause to believe that the conduct was unlawful, provided, however, that (1) no Indemnitee shall be indemnified hereunder against any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of his position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as "disabling conduct"), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that his action was in the best interests of the Fund and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of the Fund.

                              b. The Fund shall make advance payments in
                  connection with the expenses of defending any action with respect to which indemnification might be sought hereunder in the Fund receives a written affirmation of the Indemnitee's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that he is entitled to such indemnification and if the directors of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide a security for his undertaking, (B) the Fund shall be insured against losses arising by reason of any lawful advance, or (C) a majority of a quorum consisting of directors of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the Act) nor parties to the proceeding ("Disinterested Non-party Directors") or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

                              c. All determinations with respect to
                  indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitees is not liable by reason of disabling conduct or, (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Directors of the Fund, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (2) above.

            The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which he may be lawfully entitled.

            (11) It is understood that the services of the Investment Adviser are not deemed to be exclusive, and nothing in this Agreement shall prevent the Investment Adviser, or any affiliate thereof, from providing similar services to other investment companies and other clients, including clients which may invest in the same types of securities as the Fund, or, in providing such services, from using information furnished by others. The Fund acknowledges that the Investment Adviser renders services to others, that officers and employees of the investment adviser invest for their own accounts, and the Fund is not entitled to, and does not expect, to obtain the benefits of any investment opportunities developed by the Investment Adviser such officers or employees in which the Investment Adviser acting in good faith, does not cause the Fund to invest.

            (12) This Agreement shall be construed in accordance with the laws of the State of Maryland, provided that nothing herein shall be construed as being inconsistent with applicable Federal and state securities laws and any rules, regulations and orders thereunder.

            (13) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

            (14) Nothing herein shall be construed as constituting the Investment Adviser an agent of the Fund.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and their respective corporate seals to be hereunto duly affixed and attested.


                        MUTUAL FINANCIAL SERVICES FUND, a series of
FRANKLIN MUTUAL SERIES FUND INC.


                        By:
                                    Elizabeth Cohernour
                                   /s/Elizabeth Cohernour
                        Title:      General Counsel
                                   & Secretary


                         FRANKLIN MUTUAL ADVISERS, INC.


                        By:
                                    Michael F. Price
                                   /s/Michael F. Price
                        Title:      Chief Executive Officer
                                   & President